EXHIBIT 4.2


                      PAYMENT AND GUARANTEE AGREEMENT


               THIS PAYMENT AND GUARANTEE AGREEMENT (the "Guarantee"), dated
as of         , 1994, is executed and delivered by Aetna Life and Casualty
Company, a Connecticut insurance corporation ("Aetna"), for the benefit of the Holders (as defined below) from time to time of the Preferred Securities (as defined below) of Aetna Capital L.L.C., a Delaware limited liability company (the "Issuer").

               WHEREAS, the Issuer intends to issue its common limited liability company interests (the "Common Securities") to and receive related capital contributions from Aetna and Aetna Capital Holdings, Inc., a Connecticut corporation (the "Common Securities Payments"), and to issue and sell from time to time, in one or more series, preferred limited liability company interests (the "Preferred Securities") with such powers, preferences and special rights and limitations and restrictions as are set forth in a written action or actions (the "Actions") of the Managing Members (as defined below) providing for the issue of such series;

               WHEREAS, the Issuer will purchase the Debentures (as defined below) issued pursuant to the Subordinated Indenture (as defined below) with the proceeds from the issuance and sale of the Preferred Securities and the Common Securities Payments; and

               WHEREAS, Aetna desires hereby to irrevocably and unconditionally agree to the extent set forth herein to pay to the Holders the Guarantee Payments (as defined below) on the terms and conditions set forth herein.


               NOW, THEREFORE, in consideration of the purchase by each Holder of the Preferred Securities, which purchase Aetna hereby agrees shall benefit Aetna and which purchase Aetna acknowledges will be made in reliance upon the execution and delivery of this Guarantee, Aetna executes and delivers this Guarantee for the benefit of the Holders.

                                 ARTICLE I

               As used in this Guarantee, the terms set forth below shall have the following meanings:


               "Additional Amounts" shall mean, with respect to the Preferred Securities of any series, any additional amounts that the Issuer is required to pay as dividends to Holders of the Preferred Securities of such series pursuant to the Actions establishing the Preferred Securities of such series in the event that the Issuer is required by law to withhold or deduct for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of any payments by the Issuer in respect of the Preferred Securities of such series by or on behalf of the United States of America, any state thereof or any other jurisdiction through which or from which such payment is made, or any authority therein or thereof having power to tax.


               "Debenture" shall mean the debentures issued by Aetna to the Issuer pursuant to the Subordinated Indenture that will evidence the loans to be made by the Issuer to Aetna from time to time of the proceeds received by the Issuer from the issuance and sale of the Preferred Securities and the Common Securities Payments.


               "Event of Default" shall have the meaning set forth in the Subordinated Indenture.

               "Guarantee Additional Amounts" shall have the meaning specified in Article IV.

               "Guarantee Payments" shall mean, with respect to any series of Preferred Securities, the following payments, without duplication, to the extent not paid by the Issuer: (i) any accumulated and unpaid dividends (including Additional Amounts payable by the Issuer) which have been theretofore declared on the Preferred Securities of such series to the extent the Company has cash on hand legally available therefor, (ii) the Redemption Price to the extent the Company has cash on hand legally available therefor with respect to any Preferred Securities of such series called for redemption by the Issuer and (iii) upon the liquidation of the Issuer other than in connection with the exchange of each series of Preferred Securities outstanding for the related series of Preferred Securities, the lesser of (a) the Liquidation Distribution (as defined below) with respect to Preferred Securities of such series and (b) the amount of assets of the Issuer legally available for distribution to Holders of Preferred Securities of such series in liquidation.


               "Holder" shall mean any member of the Issuer from time to time holding any Preferred Securities of any series; provided, however, that in determining whether the Holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include Aetna or any entity owned 50% or more by Aetna, either directly or indirectly.

               "Liquidation Distribution" shall mean, with respect to any series of Preferred Securities, the aggregate of the stated liquidation preference of such series of Preferred Securities and all accumulated and unpaid dividends (whether or not declared) with respect to such series to the date of payment.


               "L.L.C. Agreement" shall mean the Issuer's Amended and Restated
Limited Liability Company Agreement dated as of          , 1994, as amended
from time to time.


               "Managing Members" shall mean Aetna and Aetna Capital Holdings, Inc., in their capacity as the members of the Issuer that hold all of the Issuer's outstanding Common Securities.

               "Redemption Price" shall mean, with respect to any series of Preferred Securities, the aggregate stated liquidation preference of all Preferred Securities of such series plus accumulated and unpaid dividends (whether or not declared) with respect to such series to the date fixed for redemption.


               "Subordinated Indenture" shall mean the subordinated indenture
dated as of           , 1994 between Aetna and The First National Bank of
Chicago, as trustee, as amended or supplemented from time to time.



                                ARTICLE II


               Section 2.01. Aetna irrevocably and unconditionally agrees, to the extent set forth herein, to pay in full to the Holders of each series of Preferred Securities the Guarantee Payments with respect to such series of Preferred Securities, as and when due (except to the extent paid by the Issuer or paid by Aetna to any trustee appointed by such Holders pursuant to Article VIII of the L.L.C. Agreement), regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. This Guarantee is continuing, irrevocable, unconditional and absolute.


               Section 2.02. Aetna hereby waives notice of acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

               Section 2.03. The obligations, covenants, agreements and duties of Aetna under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:


               (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Securities of any series to be performed or observed by the Issuer;

               (b) the extension of time for the payment by the Issuer of all or any portion of the dividends, Redemption Price, Liquidation Distributions or any other sums payable under the terms of the Preferred Securities of any series or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities of such series;

               (c) any failure, omission, delay or lack of diligence on the part of the Holders of Preferred Securities of any series to enforce, assert or exercise any right, privilege, power or remedy conferred on such Holders pursuant to the terms of the Preferred Securities of such series, or any action on the part of the Issuer granting indulgence or extension of any kind;


               (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

               (e) any invalidity of, or defect or deficiency in, any of the Preferred Securities; or

               (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

There shall be no obligation of the Holders to give notice to, or obtain consent of, Aetna with respect to the happening of any of the foregoing.

               Section 2.04. This is a guarantee of payment and not of collection. A Holder may enforce this Guarantee directly against Aetna, and Aetna waives any right or remedy to require that any action be brought against the Issuer or any other person or entity before proceeding against Aetna. Subject to Section 2.05 hereof, all waivers herein contained shall be without prejudice to the Holders' right at the Holders' option to proceed against the Issuer, whether by separate action or by joinder.

               Section 2.05. Aetna shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by Aetna under this Guarantee and shall have the right to waive payment of any amount of dividends in respect of which payment has been made to the Holders by Aetna pursuant to Section 2.01 hereof; provided, however, that Aetna shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee. If any amount shall be paid to Aetna in violation of the preceding sentence, Aetna agrees to pay over such amount to the Holders.

               Section 2.06. Aetna acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Securities and that Aetna shall be liable as principal and sole debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.03 hereof.


                                ARTICLE III


               Section 3.01. So long as any Preferred Securities of any series remain outstanding, Aetna shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing (other than (i) payments under this Guarantee, (ii) acquisitions of shares of Aetna's common stock in connection with the satisfaction by Aetna of its obligations under any employee benefit plans and (iii) redemptions of any share purchase rights issued by Aetna pursuant to Aetna's Share Purchase
Rights Plan adopted on October 27, 1989, as amended from time to time or the declaration of a dividend of similar share purchase rights in the future), if at such time Aetna shall be in default with respect to its payment obligations hereunder or if there shall have occurred and be continuing an Event of Default with respect to any Debentures related to the Preferred Securities then outstanding.

               Section 3.02. So long as any Preferred Securities of any series remain outstanding, Aetna shall: (i) not cause or permit any Common Securities to be transferred; (ii) maintain direct or indirect 100% ownership of all outstanding securities of the Issuer other than (x) the Preferred Securities of any series and (y) any other securities issued by the Issuer (other than the Common Securities) so long as the issuance thereof to persons other than Aetna or any of its subsidiaries would not cause the Issuer to become an "investment company" required to be registered under the Investment Company Act of 1940, as amended; (iii) cause at least 21% of the total value of the Issuer and at least 21% of all interests in the capital, income, gain, loss, deduction and credit of the Issuer to be represented by Common Securities; (iv) not voluntarily dissolve, wind up or liquidate the Issuer other than in connection with the exchange of all series of Preferred Securities outstanding for the related series of Preferred Securities or either of the Managing Members; (v) cause Aetna and Aetna Capital to remain the Managing Members of the Issuer and timely perform all of their respective duties as Managing Members (including the duty to declare and pay dividends on the Preferred Securities); and (vi) use reasonable efforts to cause the Issuer to remain a limited liability company and otherwise continue to be treated as a partnership for United States federal income tax purposes; provided that Aetna may permit the Issuer to consolidate or merge with or into or convey, transfer or lease its assets substantially as an entirety to a limited liability company or limited partnership or trust organized as such under the laws of any state of the United States of America, provided that: (A) the holders of not less than 66 2/3% of the stated liquidation preference of the outstanding Preferred Securities approves of such merger, consolidation, conveyance, transfer or lease; or (B) (i) such successor entity either (x) expressly assumes all of the obligations of the Issuer under the Preferred Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank, with respect to participation in the profits or assets of the successor entity, at least as high as the Preferred Securities rank with respect to participation in the profits or assets of the Issuer, (ii) Aetna expressly acknowledges such successor entity as the holder of the Debentures relating to the Preferred Securities, (iii) such merger, consolidation, conveyance, transfer or lease does not cause the Preferred Securities or Successor Securities, if any, to be delisted (or in the case of any Successor Securities, to fail to be listed) by any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger, consolidation, conveyance, transfer or lease does not cause the Preferred Securities or Successor Securities, if any, to be downgraded by any "nationally recognized statistical rating organization," as that term is defined by the Securities and Exchange Commission for purposes of Rule 436(g)(2) under the Securities Act of 1933, as amended, (v) such merger, consolidation, conveyance, transfer or lease does not adversely affect the powers, preferences and other special rights of Holders of Preferred
Securities or Successor Securities, if any, in any material respect and (vi) prior to such merger, consolidation, conveyance, transfer or lease Aetna has received an opinion of counsel (which counsel is not an employee of Aetna or the Issuer) to the effect that (w) such merger, consolidation, conveyance, transfer or lease will not cause the Issuer or such successor entity to become an "investment company" required to be registered under the Investment Company Act of 1940, as amended, (x) Holders of outstanding Preferred Securities will not recognize any gain or loss for federal income tax purposes as a result of such merger, consolidation, conveyance, transfer or lease (y) such merger, consolidation, conveyance, transfer or lease will not be treated as a corporation for federal income tax purposes and (z) such merger or consolidation will not adversely affect the limited liability of Holders.

               Section 3.03. The Guarantee will constitute an unsecured obligation of Aetna and will rank (i) subordinate and junior in right of payment to all other liabilities of Aetna, (ii) pari passu with the most senior preferred stock now or hereafter issued by Aetna and with any guarantee now or hereafter entered into by Aetna in respect of any preferred or preference stock or interest of any affiliate of Aetna and (iii) senior to Aetna's common stock.


                                ARTICLE IV


               All Guarantee Payments shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the United States of America, any state thereof or any other jurisdiction through which or from which such payment is made, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, Aetna will pay such additional amounts as may be necessary in order that the net amounts received by the Holders of the Preferred Securities of such series after such withholding or deduction will equal the amount which would have been receivable in respect of such Preferred Securities in the absence of such withholding or deduction ("Guarantee Additional Amounts"), except that no such Guarantee Additional Amounts will be payable with respect to Preferred
Securities:

               (i) if the Holder or beneficial owner thereof is liable for such taxes, duties assessments or governmental charges in respect of such Preferred Securities by reason of such Holder's or owner's having some connection with the United States, any state thereof or any other jurisdiction through which or from which such payment is made (including, without limitation, actual or constructive ownership, past or present, of 10% or more of the total combined voting power of all classes of stock entitled to vote of Aetna), other than being a holder or beneficial owner of such Preferred Securities, or

             (ii) if the Issuer or Aetna has notified such Holder of the obligation to withhold taxes and requested but not received from such Holder or beneficial owner a declaration of non-residence, a valid taxpayer identification number or other claim for exemption (or information or certification required to support such claim), and such withholding or deduction would not have been required had such declaration, taxpayer identification number or claim been received.


                                 ARTICLE V

               This Guarantee shall terminate and be of no further force and effect as to any series of Preferred Securities upon full payment of the Redemption Price of all Preferred Securities of such series or upon the exchange of all Preferred Securities of such series for the related series of Debentures and shall terminate completely upon full payment of the amounts payable to Holders upon liquidation of the Issuer; provided, however, that this Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid under the Preferred Securities of such series or under this Guarantee for any reason whatsoever.


                                ARTICLE VI

               Section 6.01. All guarantees and agreements contained in this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Aetna and shall inure to the benefit of the Holders.
Except in connection with a consolidation, merger or sale involving Aetna that is permitted under the Subordinated Indenture, Aetna shall not assign its obligations hereunder without the prior approval of Holders of not less than a majority in stated liquidation preference of all Preferred Securities of all series then outstanding voting as a single class.

               Section 6.02. Except with respect to any changes which do not adversely affect the rights of Holders (in which case no vote will be required), this Guarantee may only be amended by an instrument in writing signed by Aetna with the prior approval of the Holders of not less than a majority in stated liquidation preference of all Preferred Securities of all series then outstanding voting as a single class. Such approval shall be obtained in the manner set forth in Article VIII of the L.L.C. Agreement.

               Section 6.03. Any notice, request or other communication required or permitted to be given hereunder to Aetna shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered or certified mail, addressed to Aetna, as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex), to wit:


                     Aetna Life and Casualty Company
                     151 Farmington Avenue
                     Hartford, Connecticut  06156


                     Facsimile No.:  (203) 275-2661
                     Attention:  Treasurer

                     (with a copy to the attention of the General/Counsel
                     (203) 273-8340)


               Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by Aetna in the same manner as notices sent by the Issuer to the Holders.


               Section 6.04. The masculine and neuter genders used herein shall include the masculine, feminine and neuter genders.

               Section 6.05. This Guarantee is solely for the benefit of the Holders and is not separately transferable from the Preferred Securities.

               Section 6.06. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.


               THIS GUARANTEE is executed as of the day and year first above written.

                                       Aetna Life and Casualty
                                         Company

                                       By ___________________________
                                          Name:
                                          Title: